Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE

General Growth Properties, Inc.
Announces Record Date for Distributions
Pursuant to Plan of Reorganization

CHICAGO, IL (October 21, 2010) — General Growth Properties, Inc. (“GGP”) today announced November 1, 2010, is the record date for the distribution of shares of the two separate publicly traded corporations that will exist following GGP’s emergence from bankruptcy.  Pursuant to GGP’s plan of reorganization, each holder of a share of “old” GGP common stock as of the record date will receive 0.0983 of a share of common stock of the spin-off company, The Howard Hughes Corporation.  Following the distribution of the shares of The Howard Hughes Corporation, existing shares of “old” GGP will be converted into and represent the right to receive one “new” GGP share.  No fractional shares of new GGP or The Howard Hughes Corporation will be issued.  The record date was determined in accordance with the confirmation order entered today by the bankruptcy court.  The distribution date will be the day GGP emerges from bankruptcy, which is expected to be on or around November 8, 2010.

New GGP’s common stock has been approved for listing under the symbol GGP, subject to official notice of issuance, on the New York Stock Exchange (“NYSE”).  The Howard Hughes Corporation has filed an application to list its common stock on the NYSE under the symbol HHC.  GGP anticipates that NYSE “when issued” trading in the common stock of both companies will commence prior to the distribution date.  An update on commencement of “when issued” trading will be provided when available.

Given the nature of this transaction, holders of “old” GGP shares who sell their shares leading up to and including on the emergence/distribution date will be giving up their entitlement to both new GGP and The Howard Hughes Corporation shares.  Holders are therefore encouraged to consult their financial advisors before trading their existing shares of GGP.

ABOUT GGP

GGP currently has ownership and management interest in more than 185 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes more than 24,000 retail stores nationwide. The Company’s common stock is traded on the NYSE under the symbol GGP.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, our ability to successfully complete our plan of reorganization and emerge from bankruptcy, our ability to refinance, extend, restructure or repay our near and intermediate term debt, our substantial level of indebtedness, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, our liquidity demands and retail and economic conditions. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com